Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-251547 and No. 333-261394) on Form S-8 of Eastern Bankshares, Inc. of our report dated June 24, 2022, relating to our audit of the financial statements and supplemental schedule of the Eastern Bank 401(k) Plan, which appears in this Annual Report on Form 11-K of Eastern Bank 401(k) Plan for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
June 24, 2022